Exhibit 16.1

Stonefield Josephson, Inc.

2049 Century Park East

Suite 400

Los Angeles, CA 90067

December 21, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Panda Ethanol, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated December 19, 2006 (copy attached). We agree with the statements made in the third through fifth paragraphs in response to that item as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Stonefield Josephson, Inc.
STONEFIELD JOSEPHSON, INC.
Certified Public Accountants
Santa Monica, CA